Exhibit 2.3

        September 5, 2006

Kingsdale Shareholder Services Inc.
The Exchange Tower
130 King Street West
Suite 2950, P.O. Box 156
Toronto, ON M5X 1C7

Attention: Wesley J. Hall, President

Dear Sirs:

    Re: Take-over Bid by Yamana Gold Inc. ("Yamana" or the "Offeror") for all of the issued and outstanding Common Shares of Viceroy Exploration Ltd. ("Viceroy" or the "Offeree")

The Offer will expire at midnight (24h00) (Toronto time) on October 13, 2006 unless withdrawn or extended (the period of time from and including the date hereof to and including the time of expiry of the Offer being herein referred to as the "Offer Period"). Copies of drafts of the Offer, the accompanying Offering Circular, the Letter of Transmittal, the Notice of Guaranteed Delivery and the Director's Circular prepared in connection with the Offer (collectively, the "Offer Documents") are enclosed. The final form of the Offer Documents will be forwarded to you in due course. Any reference to the Offer or the Offer Documents herein includes any amendment or modification thereof. All capitalized terms not defined herein have the same meaning as in the Offer Documents.

        The Offeror desires that Kingsdale Shareholder Services Inc. act as Depositary in respect of the Offer and, in accordance therewith, agrees with you as follows:

1.
You are appointed Depositary in connection with the Offer for the consideration set out on Schedule A annexed hereto, which schedule shall be deemed to form a part hereof. You will also be reimbursed for reasonable out-of-pocket expenses (including, but not limited to, solicitor's fees, postage, mailing insurance, courier charges, long distance calls and GST) incurred by you in connection with the Offer.

2.
We will provide you with lists and you will be required to produce labels, dated as of the record date provided in the Offer Documents, of the holders of the Shares registered on the securities registers maintained by Viceroy. The Offeror requests that forthwith upon the Offeror's delivery to you of the final form of the Offer Documents you deliver one copy of each of the Offer documents by first class mail along with a return envelope, to each Offeree named on the lists. You shall maintain an adequate supply of the Offer Documents for delivery upon request to brokers and dealers, with the understanding that you will not be held responsible for delivery of the Offer Documents to beneficial holders of Shares. To those persons with addresses in the Province of Quebec, the Offeror may require you, in addition to the foregoing, to mail the French language versions of the Offer Documents. The Offeror also requests that you forward such number of the Offer Documents to such other persons as the Offeror may from time to time advise you in writing in such manner as the Offeror may request.

3.
You are authorized to accept deposits of certificates ("Certificates") representing Shares which are deposited with you during the Offer Period and which are accompanied by a duly completed and executed Letter of Transmittal, and any requisite collateral documents as specified in the transmittal instructions in the Letter of Transmittal, and to hold all Shares properly tendered under the Offer until they are accepted by the Offeror for purchase or until the Offeror gives you written notice that, as a result of a condition of the Offer not being satisfied, the Offeror will not take up or pay for any Shares deposited under the Offer.

4.
All deposits of Shares under the Offer must be accompanied by the certificates representing such shares, except pursuant to the guaranteed delivery procedures. You will be entitled to treat as issued and outstanding the Shares represented by any certificate for Shares tendered with a deposit of such Shares under the Offer if the name on such certificate conforms to the name of a registered holder of the Shares as it appears on the register of shareholders maintained by the Offeree, or its transfer agent and registrar.

5.
We hereby agree to the use of the Automated Tender Offer Program ("ATOP") currently utilized by The Depositary Trust Company ("DTC") and its participants. It is hereby understood and agreed by the Offeror that the use of ATOP first requires that you, as agent, execute a letter of agreement with DTC (the "Letter of Agreement").

        The Offeror acknowledges and accepts that the delivery by DTC of an Agent's Message (in accordance with the provisions of the ATOP Agents Procedures) to you shall satisfy the terms of the Offer as to the execution and delivery of a Letter of Transmittal by the participant identified in such Agent's Message, without such participant physically completing and surrendering such Letter of Transmittal.

        The Offeror hereby authorizes and directs you, as agent, to execute the Letter of Agreement with DTC.

6.
In connection with the Offer, you shall ascertain that all Certificates tendered to the Offer are accompanied by properly completed and executed Letters of Transmittal, with signatures guaranteed if required, and such other documents as may be required so as to properly transfer to the Offeror the Shares represented by such Certificates. If you have any questions as to whether the tender of any Shares has been properly made, you shall seek the advice of Cassels Brock & Blackwell LLP, legal counsel to the Offeror, as to the acceptability of the tender. The Offeror shall have full discretion to determine whether any tender is complete and proper and the Offeror has the absolute right to determine whether to accept or reject any or all tenders not in proper form. You shall reject any such tender if you are advised by the Offeror in writing that the tender has been made improperly and you shall take the following steps in respect of improper tenders:

  (a)
  if the name of a member of the Investment Dealers Association of Canada or recognized stock exchange is found on a Letter of Transmittal or a Notice of Guaranteed Delivery for a tender which is judged to be improper, you shall use reasonable efforts to contact the said member with a view to obtaining a proper deposit;

  (b)
  if any Letter of Transmittal or other document has been improperly completed or executed, or the Certificates for the Shares accompanying such Letter of Transmittal or other document are not in proper form for transfer, you shall take such reasonable action as is necessary and practicable to cause such irregularity to be corrected; and

  (c)
  if reasonable action to correct an improper deposit proves to be unsuccessful, you shall, subject to consulting with Cassels Brock & Blackwell LLP, as referred to above, as soon as practicable following the expiration of the Offer Period return to the depositing shareholder then Certificates for the Shares and other material that are the subject of such improper deposit.

7.
You agree to maintain your principal office referred to in the Letter of Transmittal to which deposits of Shares may be sent or delivered and at which payment for the Shares so deposited may be picked up, all as specified in the Offer Documents, open at all normal business hours during the Offer Period and as otherwise specified by the Offeror and Cassels Brock & Blackwell, and such office shall remain open to accept deposits of the Shares until the Expiry Time.

8.
Upon request, you agree to advise the following people and such other persons as any of them may designate, at 5 p.m. on each business day on which Shares may be deposited under the Offer (or at such other time as may reasonably be requested by the Offeror), of the number of Shares deposited with you under the Offer to date, including information regarding the number of Shares deposited on a given day, and, if requested, the names of the depositors:

  Yamana Gold Inc.
  150 York Street, Suite 1102
  Toronto, On M5H 3S5

  Attention: Jacqueline A. Jones
  Email: jacqulinejones@yamana.com
  Fax Number: (416) 815-0021

  Cassels Brock & Blackwell LLP
  2100 Scotia Plaza
  40 King Street West
  Toronto, Ontario
  M5H 3C2

  Attention: Mr. Mark T. Bennett
  E-Mail: mbennett@casselsbrock.com
  Fax Number: (416) 350-6933

9.
As soon as is practicable following the expiration of the Offer Period, you will certify to the Offeror the total number of Shares which have been deposited with you under the Offer by physical delivery and the number of Shares deposited under the Offer which are represented by Notices of Guaranteed Delivery.

10.
You will:

(a)
act as the agent of those persons who have deposited Shares pursuant to the Offer for the purpose of receiving payment from the Offeror and transmitting payment to such persons, which payment shall be in the form of shares of Yamana or otherwise;

(b)
exercise your best efforts to assist any Shareholders inquiring as to the procedures to be followed to obtain a replacement certificate for Shares lost or destroyed and co-ordinate with Computershare Investor Services Inc. ("Computershare"), the registrar and transfer agent for the Viceroy Shares, with respect to the replacement of lost, stolen or destroyed certificates for Shares and other matters relating to the Offer, provided that you shall not be responsible to the extent that Computershare fails to co-operate or perform its duties as transfer agent and registrar for the Viceroy Shares;

(c)
upon receipt of registration and delivery instructions from the Offeror, furnish the Offeror with certificates registered in the name of the Offeror representing the transferred Shares, which are taken up and paid for by the Offeror pursuant to the Offer; and

(d)
perform such other services as are incidental to the above-mentioned services.

11.
No solicitation fee shall be payable in connection with the Offer.

12.
The Offeror will inform you in writing as to whether the Offeror will accept for payment and take up Viceroy Shares deposited pursuant to the Offer following the expiration of the Offer Period and, in any event, within any time period prescribed by applicable securities laws. If the Offeror accepts for payment and takes up Shares under the Offer, you will, as soon as practicable and, in any event, unless otherwise consented to by the Offeror, within three business days (as defined in the Offer) of the Offeror making payment to you, arrange for the delivery by first-class mail of the Yamana Shares to be issued in consideration for such Viceroy Shares, in accordance with the terms and conditions of the Offer and the instructions of the depositing Shareholders as set forth in the Letters of Transmittal or in accordance with any other agreement reached between you and the Offeror.

13.
If the Offeror determines that delivery by mail may be delayed, you will make arrangements for former holders of Viceroy Shares entitled to Yamana Shares to take delivery of the Yamana Shares at your office until the Offeror determines that delivery by mail will no longer be delayed.

14.
Shares tendered pursuant to the Offer by a holder of Viceroy Shares may be withdrawn upon receipt of written notice of withdrawal only as set forth in section 8 of the Offer, in which event, except as may be otherwise specified in the relevant notice of withdrawal, all Certificates and other material received by you with respect to such Viceroy Shares shall be returned to or delivered upon the order of such shareholder.

15.
As Depositary in connection with the Offer you:

(a)
shall have no duties or obligations other than those specifically set forth herein;

(b)
shall incur no liability and shall be fully protected in acting and relying upon any written notice, request, instruction, waiver, consent, receipt or other paper or document furnished to you, and signed by the parties pursuant to this agreement, not only as to its due execution and validity and the effectiveness of its provisions but also as to the truth and acceptability of any information therein contained which you in good faith believe to be genuine in what it purports to be;

(c)
shall have no responsibility for any failure on the part of Viceroy or its transfer agent and registrar to subsequently transfer to or to the order of the Offeror any Shares accepted by you in accordance with the provisions hereof;

(d)
shall not be obliged to take any legal action which might, in your judgment, involve any expense or liability unless you shall have been furnished with reasonable costs and indemnity;

(e)
may consult counsel satisfactory to you, at the Offeror's expense, including counsel to the Offeror (and the opinion of such counsel shall be full and complete authorization or protection in respect of any action taken by you thereunder, in good faith, in accordance with the opinion of such counsel);

  (f)
  shall not be called upon at any time to advise any person depositing or considering depositing Shares under the Offer as to the wisdom or propriety of making such a deposit; and

  (g)
  shall provide statutory declarations or other evidence as to the delivery of materials pursuant to this letter in form and number satisfactory to the Offeror and its counsel.

16.
The Offeror shall have the right, from time to time, to extend the duration of the Offer, or to vary the Offer in accordance with applicable securities legislation and shall give written notice thereof to you. If the Offeror shall elect to extend or vary the Offer, or applicable securities legislation requires the mailing of a notice in respect of a change occurring in the information contained in the Offering Circular, you shall mail to (i) each Shareholder and (ii) each of the directors of Viceroy and the auditor of Viceroy.

17.
The Offeror hereby covenants and agrees to indemnify you and hold you harmless against any loss, liability or expense including, without limitation, reasonable legal fees and expenses incurred without negligence or bad faith on your part arising out of or in connection with the administration of your duties hereunder, or where you acted or omitted to act on advice and instruction given to you by the Offeror's representatives referred to in section 8 hereof, including the costs and expenses of defending yourself against any claim or liability which shall include reasonable legal fees. Such indemnity shall survive the termination of this agreement.

18.
The Offeror undertakes to make available to you on demand such certificates representing Yamana Shares or funds as may be required to make payment for Shares taken up in accordance with the Offer.

19.
This agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

20.
This agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

21.
The Offeror shall advise you as soon as possible following the Expiry Time of any tax forms pursuant to applicable tax legislation to be issued and mailed to the Shareholders from whom Shares were taken up and paid for pursuant to the Offer.

22.
This Agreement shall come into force and effect as of the date set forth on the first page of this Agreement, and, shall continue in force and effect until the earlier of:

(a)
the payment of the purchase price to eligible Shareholders for the Shares of such Shareholder taken up by the Offeror pursuant to the Offer; or

  (b)
  the return of Shares as a result of a condition of the Offer not being satisfied.

Kindly acknowledge your acceptance of the foregoing terms and conditions by signing this letter in the space provided below whereupon this letter and the acceptance thereof by you shall constitute a binding agreement between you and the Offeror.

YAMANA GOLD INC.
	by:	/s/ GREG MCKNIGHT Greg McKnight Vice President, Business Development
Accepted and agreed as of September 5, 2006.
KINGSDALE SHAREHOLDER SERVICES INC.
	by:	/s/ WESLEY J. HALL Wesley J. Hall President